UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
RELIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri	43-1823071
(State or other jurisdiction of	(I.R.S. Employer
incorporation)	Identification No.)

10401 Clayton Road
Frontenac, Missouri	63131
(Address of principal executive offices)	(Zip Code)
1999 Incentive Stock Option Plan
2001 Incentive Stock Option Plan
2001 Non-Qualified Stock Option Plan
2003 Incentive Stock Option Plan
2003 Non-Qualified Stock Option Plan
2004 Non-Qualified Stock Option Plan
2005 Incentive Stock Option Plan
2005 Non-Qualified Stock Option Plan
2005 Employee Stock Purchase Plan
2007 Non-Qualified Stock Option Plan
(Full Title of Plans)
Jerry S. Von Rohr
Chairman and Chief Executive Officer
10401 Clayton Road
Frontenac, Missouri 63131
(Name and Address of agent for service)
(314) 569-7200
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Title of Each Class of				Proposed Maximum	Amount of
Securities to be	Amount to be	Proposed Maximum Offering		Aggregate Offering	Registration
Registered	Registered(1)	Price Per Share		Price	Fee(1)
Class A Common Stock, par value $0.25 per share	2,269,700	$7.82	(2)	$17,749,054.00	$990.40
Class A Common Stock, par value $0.25 per share	618,224	$4.00	(3)	$2,472,896	$137.99
Total					$1,128.39

[1]	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

[2]	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted-average exercise price of the outstanding options to purchase Class A Common Stock.

[3]	Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the bid and asked price per share of the Registrant’s common stock reported on the Over-the-Counter Bulletin Board on April 22, 2009.
This registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
Item 1. Plan Information.
Item 2. Registrant Information and Employee Plan Information.
PART II
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EX-5.1
EX-23.2
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5
EX-99.6
EX-99.7
EX-99.8
EX-99.9
EX-99.10

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
          The documents containing the information specified in Part I (plan and registrant information) will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Information.
          The Registrant will provide participants of the Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Reliance Bancshares, Inc., 10401 Clayton Road, Frontenac, Missouri 63131, Attention: M. Sue Freed, telephone number (314) 569-7200.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:
          (a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed with the SEC on March 30, 2009);
          (b) the Registrant’s Current Reports on Form 8-K filed with the SEC on February 23, 2009, February 27, 2009, April 9, 2009 and April 17, 2009;
          (c) The description of the Registrant’s common stock contained in Amendment No. 2 to Form 10, filed on July 19, 2007, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than documents filed by the Registrant with the Commission containing information furnished to the Commission pursuant to Items 2.02 or 7.01 of Form 8-K.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not Applicable.
Item 5. Interests of Named Experts and Counsel.
          None.

Item 6. Indemnification of Directors and Officers.
State Law
          The Registrant is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of Missouri (the “GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.
          Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s Articles of Incorporation or the Bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding.
          Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification other than as authorized by other subsections, provided such additional indemnification is authorized by the corporation’s Articles of Incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.
          Section 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. The insurance or other arrangement, including self-insurance, may be procured within the corporation or with any insurer or other person deemed appropriate by the Board of Directors. That section also provides that in the absence of fraud the judgment of the Board of Directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.
          Restated Articles of Incorporation

          Pursuant to Article Eleven of the Registrant’s Restated Articles of Incorporation, the Registrant shall indemnify any person who is or was a director or officer of the Registrant or any subsidiary, or who is or was serving at the request of the Registrant or any subsidiary as a director, officer, agent, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise, to the full extent specified by Section 351.355 of the GBCL. The Registrant also shall indemnify each of them against all expenses (including, without limitation, all attorneys’ fees, judgments, fines and amounts paid in settlement) incurred by each director or officer in connection with any claim (including without limitation any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of this corporation or any other corporation) by reason of the fact that such director or officer is or was serving the Registrant or any subsidiary or at the request of the Registrant or any subsidiary was serving in any of the capacities referred to in the Indemnification Statute or arising out of such director’s or officer’s status in any such capacity, provided that the Registrant shall not indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law.
          The Registrant may, pursuant to Article Eleven, to such extent as it deems appropriate and as may be permitted by Section 351.355 of the GBCL, indemnify any other person referred to in Section 351.355 of the GBCL against any such expenses incurred by such person in connection with any such claim by reason of the fact that such person is or was serving the Registrant or any subsidiary, or who is or was serving at the request of the Registrant or any subsidiary as a director, officer, agent, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise, or arising out of such person’s status of any such capacity.
          Pursuant to Article Eleven, the Registrant is authorized to give or supplement any of the indemnifications provided therein by its Bylaws, agreement or otherwise and fund them by insurance to the extent it deems appropriate. Pursuant to Article Eleven, all such indemnification shall continue as to any person who has ceased to serve in any of the indicated capacities and shall inure to the benefit of the heirs, devisees and personal representatives of such person.
          Bylaws
          Pursuant to Article XI of the Registrant’s Bylaws, except as otherwise provided therein, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Registrant, by reason of the fact that, such person is or was the director or officer of the Registrant or any subsidiary thereof or is or was a director or officer of the Registrant or any subsidiary thereof who is or was serving at the request of the Registrant or any subsidiary thereof as a director, officer, agent, employee, partner, or trustee of another corporation, partnership, limited partnership, limited liability company, joint venture, trust or other enterprise, against expenses , including attorneys’ fee, judgments, fines, taxes and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person’s conduct is not finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct.
          Pursuant to Article XI, the Registrant may indemnify any person to the extent it deems appropriate, who is or was a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Registrant, by reason of the fact that such person is or was a non-officer employee, agent of the Registrant or any subsidiary thereof, or is or was a non-officer employee, agent of the Registrant or any subsidiary thereof, who is or was serving at the request of the Registrant or any subsidiary thereof, as a director, officer, agent, employee, partner or trustee of another corporation, partnership, limited partnership, limited liability company, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines, taxes, and amounts paid on settlement actually and reasonable incurred by such person in connection with such action, suit, or proceeding if such person’s conduct is not finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the non-officer employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant as authorized in Article XI.
          Pursuant to Article XI, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, advisory director, officer, employee or agent of the Registrant or any subsidiary thereof, or is or was serving at the request of the Registrant or any subsidiary thereof, as a director, officer, employee, partner, trustee or agent of another corporation, partnership, limited partnership, limited liability company, joint venture, trust or other enterprise against liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under Article XI.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Armstrong Teasdale, LLP

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Cummings, Ristau & Associates, P.C.

24.1	Powers of Attorney (contained on the signature page)

99.1	Reliance Bancshares, Inc.’s 1999 Incentive Stock Option Plan

99.2	Reliance Bancshares, Inc.’s 2001 Incentive Stock Option Plan

99.3	Reliance Bancshares, Inc.’s 2001 Non-Qualified Stock Option Plan

99.4	Reliance Bancshares, Inc.’s 2003 Incentive Stock Option Plan

99.5	Reliance Bancshares, Inc.’s 2003 Non-Qualified Stock Option Plan

99.6	Reliance Bancshares, Inc.’s 2004 Non-Qualified Stock Option Plan

99.7	Reliance Bancshares, Inc.’s 2005 Incentive Stock Option Plan

Exhibit No.	Description of Exhibit
99.8	Reliance Bancshares, Inc.’s 2005 Non-Qualified Stock Option Plan

99.9	Reliance Bancshares, Inc.’s 2005 Employee Stock Purchase Plan

99.10	Reliance Bancshares, Inc.’s 2007 Non-Qualified Stock Option Plan
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, That:
          (A) the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on April 24, 2009.

RELIANCE BANCSHARES, INC.
By:	/s/ Jerry S. Von Rohr
Jerry S. Von Rohr
Chairman, President and Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jerry S. Von Rohr, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jerry S. Von Rohr Jerry S. Von Rohr	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	April 24, 2009

/s/ Dale E. Oberkfell Dale E. Oberkfell	Chief Financial Officer (Principal Financial and Accounting Officer)	April 24, 2009

/s/ Ralph W. Casazzone Ralph W. Casazzone	Director	April 24, 2009

Robert M. Cox, Jr.	Director

Signature	Title	Date

/s/ Dr. Richard M. Demko Dr. Richard M. Demko	Director	April 24, 2009

/s/ Patrick R. Gideon Patrick R. Gideon	Director	April 24, 2009

Barry D. Koenemann	Director

/s/ Fortis M. Lawder Fortis M. Lawder	Director	April 24, 2009

/s/ Earl G. Lindenberg Earl G. Lindenberg	Director	April 24, 2009

/s/ Gary R. Parker Gary R. Parker	Director	April 24, 2009

James E. SanFilippo	Director

/s/ William P. Stiritz William P. Stiritz	Director	April 24, 2009